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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                   Internet Commerce & Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  46061G 10 3
                        ------------------------------
                                 (CUSIP Number)

                                  11/29/2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

                                                                   Page 2 of 12
                                SCHEDULE 13G


  CUSIP NO.  46061G 10 3
           ---------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Interwest Group, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Colorado
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

     NUMBER OF           0

      SHARES       -----------------------------------------------------------
                     6   SHARED VOTING POWER
   BENEFICIALLY
                         3,800,377
     OWNED BY
                   -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER

    REPORTING            0

      PERSON       -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
       WITH
                         3,800,377
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,800,377
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G


  CUSIP NO.  46061G 10 3
           ---------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Anschutz Company
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

     NUMBER OF           0

      SHARES       -----------------------------------------------------------
                     6   SHARED VOTING POWER
   BENEFICIALLY
                         3,800,377
     OWNED BY
                   -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER

    REPORTING            0

      PERSON       -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
       WITH
                         3,800,377
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,800,377
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

                                 SCHEDULE 13G


  CUSIP NO.  46061G 10 3
           ---------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Philip F. Anschutz
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

     NUMBER OF           0

      SHARES       -----------------------------------------------------------
                     6   SHARED VOTING POWER
   BENEFICIALLY
                         3,800,377
     OWNED BY
                   -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER

    REPORTING            0

      PERSON       -----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
       WITH
                         3,800,377
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,800,377
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.4%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
------------------------------------------------------------------------------

  CUSIP NO.  46061G 10 3
           ---------------

Item 1

     (a) Name of Issuer

         Internet Commerce & Communications, Inc.

     (b) Address of Issuer's Principal Executive Offices

         999 Eighteenth Street, Suite 2300
         Denver, Colorado 80202

Item 2

     (a) Name of Person Filing

         This statement is filed on behalf of Interwest Group, Inc. ("Interwest"), Anschutz Company ("AC"), and Philip F. Anschutz ("Anschutz").

     (b) Address of Principal Business Office or, if none, Residence

         The address of Principal Business Office for each of Interwest, AC and Anschutz is as follows:

         555 Seventeenth Street, Suite 2400
         Denver, Colorado 80202

     (c) Citizenship

         Interwest is a Colorado corporation

         AC is a Delaware corporation

         Anschutz is a citizen of the United States of America

     (d) Title of Class of Securities

         Common Stock, $0.001 par value per share

     (e) CUSIP Number

         46061G 10 3

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     Interwest is the record holder of the 3,800,377 shares of Internet Commerce & Communications, Inc. common stock to which this statement relates. Anschutz owns 100% of the outstanding capital stock of AC, and AC owns 100% of the outstanding capital stock of Interwest. Therefore, Anschutz may be deemed to control AC and Interwest, and each of them may be deemed to share the power to vote and dispose of such shares.


     (a)  Amount beneficially owned:

          Interwest:    3,800,377

          AC:           3,800,377

          Anschutz:     3,800,377

     (b)  Percent of class:

          Interwest:    12.4%

          AC:           12.4%

          Anschutz:     12.4%

     (c)  Number of shares as to which the person has:

          The following indicates for each filing person the number of shares of common stock of Internet Commerce & Communications, Inc. as to which there is sole and/or shared power to vote or direct the vote of, or dispose of or direct the disposition of, the shares:

          Interwest:   Sole Power, O; Shared Power, 3,800,377

          AC:          Sole Power, 0; Shared Power, 3,800,377

          Anschutz:    Sole Power, 0; Shared Power, 3,800,377

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         See attached Exhibit A

Item 8.  Identification and Classification of Members of the Group.

         See attached Exhibit B

Item 9.  Notice of Dissolution of a Group

         Not applicable

Item 10. Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 46061G 10 3
          -----------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          INTERWEST GROUP, INC.               Date:   December 11, 2000
                                                      --------------------------
                                                            Date

                                              By: /s/ Lynn T. Wood
                                                  ------------------------------
                                              Name:   Lynn T. Wood
                                              Title:  Senior Vice President


          ANSCHUTZ COMPANY                    Date:   December 11, 2000
                                                      --------------------------
                                                            Date

                                              By:     Philip F. Anschutz
                                                  ------------------------------
                                              Name:   Philip F. Anschutz
                                              Title:  Chairman

                                                      By: /s/ Robert M. Swysgood
                                                          ----------------------
                                                      Name:   Robert M. Swysgood
                                                      Title:  Attorney-in-Fact


          PHILIP F. ANSCHUTZ                  Date:   December 11, 2000
                                                      --------------------------
                                                            Date

                                              By: /s/ Robert M. Swysgood
                                                  ------------------------------
                                              Name:   Robert M. Swysgood
                                              Title:  Attorney-in-Fact



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP NO. 46061G 10 3
          -----------
                                 EXHIBIT INDEX


Exhibit A  Parent Holding Company and Control Person Information

Exhibit B  Identification of Group Members

Exhibit C  Joint Filing Agreement

Exhibit D  Power of Attorney

CUSIP NO. 46061G 10 3
          -----------

                                   EXHIBIT A

                                       to

                                  Schedule 13G


Parent Holding Company and Control Person Information:

          Philip F. Anschutz ("Anschutz") owns 100% of the outstanding capital stock of Anschutz Company, a Delaware corporation ("AC"), which owns 100% of the outstanding capital stock of Interwest Group, Inc., a Colorado corporation ("Interwest"). Therefore, Anschutz may be deemed to be a control person of AC and Interwest, and AC is the parent holding company of Interwest.

CUSIP NO. 46061G 10 3
          -----------

                                   EXHIBIT B

                                       to

                                  Schedule 13G


Identification of Group Members:


          Interwest Group, Inc.

          Anschutz Company

          Philip F. Anschutz

CUSIP NO. 46061G 10 3                                              Page 11 of 12
          -----------

                                   EXHIBIT C

                                       to

                                  Schedule 13G


                             JOINT FILING AGREEMENT

          The undersigned hereby agree that the statement on Schedule 13G dated December 11, 2000, with respect to the common stock of Internet Commerce & Communications, Inc. is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

          This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have each executed this Joint Filing Agreement as of December 11, 2000.

                                          INTERWEST GROUP, INC.


                                          By:  /s/ Lynn T. Wood
                                               ----------------
                                          Name:  Lynn T. Wood
                                          Title:  Senior Vice President


                                          ANSCHUTZ COMPANY


                                          By:  Philip F. Anschutz
                                               ------------------
                                          Name: Philip F. Anschutz
                                          Title:  Chairman

                                          By:  /s/ Robert M. Swysgood
                                               ----------------------
                                          Name:  Robert M. Swysgood
                                          Title:  Attorney-in-Fact


                                          PHILIP F. ANSCHUTZ


                                          By:  /s/ Robert M. Swysgood
                                               ----------------------
                                          Name:  Robert M. Swysgood
                                          Title:  Attorney-in-Fact

CUSIP NO. 46061G 10 3                                              Page 12 of 12
          -----------

                                   EXHIBIT D

                                       to

                                  Schedule 13G


                               POWER OF ATTORNEY

          I, Philip F Anschutz, hereby appoint Robert M. Swysgood, my true and lawful attorney-in-fact to:

               (1) execute for me and on my behalf, in my capacity as an individual and in my capacity as an officer and/or director of Anschutz Company and The Anschutz Corporation (the "Companies"), Forms 3, 4, and 5 and Schedules 13D and 13G and any Amendments thereto, in accordance with Sections 13 and 16 of the Securities Exchange Act of 1934 and the rules thereunder;

               (2) do and perform any and all acts for me and on my behalf which may be necessary or desirable to complete and execute any such Forms 3, 4, or 5 and Schedules 13D and 13G and any Amendments thereto and timely file such Form, Schedule or Amendment with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of the attorney-in-fact, may be of benefit to, in the best interest of, or legally required by me, it being understood that the documents executed by the attorney-in-fact on my behalf pursuant to the Power of Attorney shall be in such form and shall contain such terms and conditions as the attorney-in-fact may approve in his discretion.

          I hereby grant to the attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted as fully to all intents and purposes as I might or could do it personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorney-in-fact, or the attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. I hereby acknowledge that the foregoing attorney-in-fact, in serving in such capacity at my request, is not assuming, nor are the Companies assuming, any of my responsibilities to comply with Section 13 or 16 of the securities Exchange Act of 1934.

          This Power of Attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4, and 5 and Schedules 13D and 13G and any Amendments thereto, unless I earlier revoke this Power of Attorney in a signed writing delivered to the attorney-in-fact.

          IN WITNESS WHEREOF, I hereby cause this Power of Attorney to be executed as of this 21st day of October, 1999.


                                              /s/ Philip F. Anschutz
                                              ----------------------
                                              Philip F. Anschutz